UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2015

XRpro Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54748	20-0982060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Kendall Square, Suite B2002, Cambridge, MA, 02139
(Address of principal executive offices) (zip code)

(617) 631-8825
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2015, XRpro Sciences, Inc. (the “Company”) and Icagen, Inc. (“Icagen”), a wholly owned subsidiary of Pfizer Inc. (“Pfizer”) consummated the transaction contemplated by the Asset Purchase and Collaboration Agreement (“APA”) they entered into on June 26, 2015, pursuant to which the Company acquired certain assets of Icagen (including certain cell lines, office equipment, servers, biology instruments and benchtop and the Icagen name), assumed certain liabilities of Icagen and the Company agreed to continue the employment of several employees of Icagen for at least two years. The Company agreed to pay: (i) an upfront cash purchase price of $500,000, of which $125,000 was paid at closing date, and $375,000 is to be paid in three equal installments of $125,000, on September 1, 2015, December 1, 2015 and March 1, 2016; (ii) a cash payment of $500,000 on the second anniversary of the closing provided that prior to such date the MSSA (as defined below) has generated at least $4,000,000 in revenue; and (iii) beginning in 2017, a quarterly earn out payment (the “Earn Out Payment”) of 10% of revenue earned during the quarter up to a maximum aggregate payment of $10,000,000. Upon a Liquidity Event (as defined in the APA), the Company is obligated to pay Icagen the lesser of: (i) 10% of the aggregate consideration payable to the Company or its shareholders upon such Liquidity Event, and (ii) the difference between $10,000,000 and all Earn Out Payments previously paid to Icagen prior to the Liquidity Event (the “Earn Out Shortfall”). Upon a Winding-Up Event (as defined in the APA) that occurs prior to Icagen’s receipt of $10,000,000 in quarterly payments, the Company is obligated to pay Icagen the lesser of: (i) 10% of the fair market value of all assets available for distribution to shareholders of the Company, and (ii) the Earn Out Shortfall.

The Company also entered into a Master Scientific Services Agreement with Pfizer (the “MSSA”), the execution of which was a condition to closing under the APA. In accordance with the terms of the MSSA, the Company agreed to perform ion channel screening and other contract research for Pfizer, including but not limited to, on demand assay development, modification and optimization, compound screening, ion channel screening, reagent and cell line generation, biology platform development. The MSSA and APA provide that Pfizer will guarantee revenue to the Company totaling at least $1,000,000 (as calculated in accordance with GAAP consistently applied) for each of the first two 12-month periods following the closing on a “take or pay” basis. The terms of the MSSA is two years and Pfizer has the right to terminate the MSSA for any reason upon 30 days prior written notice; however the take or pay agreement will still apply in the event of a termination. In addition, either party may terminate the MSSA for cause, immediately upon notice to the other party and Pfizer may also terminate the MSSA upon written notice in the event of a change of control of the Company and certain breaches by the Company of certain representations in the MSSA.

This summary description does not purport to be complete and is subject to, and qualified in its entirety by reference to the APA and MSSA, which are attached as Exhibits 10.1 and 10.2 to this Form 8-K and are incorporated herein by reference.

Important Notice regarding the Transaction Documents

The representations, warranties and covenants contained in the APA were made only for purposes of the APA and as of specific dates; were solely for the benefit of the parties to the APA; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the APA instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the APA, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 2.01 Completion of Acquisition of Disposition of Assets.

The information regarding the APA set forth in Section 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

10.1	Asset Purchase Agreement and Collaboration Agreement dated as of June 26, 2015 between XRpro Sciences, Inc. and Icagen, Inc. (1)

10.2	Master Services Agreement dated as of June 26, 2015 between XRpro Sciences, Inc. and Pfizer, Inc. (1) (2)

99.1	Press Release dated July 2, 2015

(1) Certain exhibits and schedules, to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit and/or schedule will be furnished supplementally to the SEC upon request.

(2) Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2015	XRPRO SCIENCES, INC.

	By:	/s/ Mark Korb
	Name: Title:	Mark Korb Chief Financial Officer